Exhibit 99.1

Biote Reports Fourth Quarter and Full Year 2023 Financial Results

Grew practitioner network to over 7,100 from 6,400 in 2022

Launched BioteRx, our new hormone and therapeutic wellness offerings

Enhancing shareholder value with agreement to repurchase 18.4M founders’ shares in addition to a separate $20M share repurchase program

Reaffirms 2024 financial guidance, with an acceleration in second half growth

IRVING, TX – March 12, 2024 - Biote (NASDAQ: BTMD), a leading solutions provider in preventive health care through the delivery of personalized hormone optimization and therapeutic wellness, today announced financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Financial Highlights

(All financial result comparisons made are against the prior-year period)

•	Revenue of $45.7 million, a 2.7% increase and in line with pre-released financial guidance

•	Procedure revenue of $34.9 million, up 6.6%

•	Gross profit margin of 69.4%, a more than 400-basis point increase

•

Net income of $12.1 million, representing net income margin of 26.4%, and diluted earnings per share attributable to biote Corp. stockholders of $0.18, compared to net income of $12.8 million, representing net income margin of 28.8%, and diluted earnings per share attributable to biote Corp. stockholders of $0.18

•	Adjusted EBITDA[1] of $13.6 million, a 3.5% increase and in line with pre-released financial guidance

•	Adjusted EBITDA margin[1] of 29.7%

Full Year 2023 Financial Highlights

(All financial result comparisons made are against the prior year)

•	Revenue of $185.4 million, a 12.4% increase

•	Procedure revenue of $141.0 million, up 9.3%

•	Gross profit margin of 68.8%, an approximately 190-basis point increase

•

Net loss of $(2.8) million, representing net loss margin of (1.5)%, and diluted earnings per share attributable to biote Corp. stockholders of $0.13 per diluted share compared to net income of $1.3 million, representing net income margin of 0.8%, and diluted loss per share attributable to biote Corp. shareholders of $(0.12) per diluted share

•	Adjusted EBITDA[1] of $55.3 million, a 10.2% increase

•	Adjusted EBITDA margin[1] of 29.8%

[1]

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Please see Discussion of non-GAAP Financial Measures for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measure.

“Fourth quarter procedure revenue increased approximately 6.6%, reflecting stability for our hormone optimization therapies,” said Terry Weber, Biote Chief Executive Officer. “Over the year, we also continued to expand our nationwide network, growing the net number of Biote-certified practitioners to more than 7,100.

“This past month, we were pleased to reach a settlement with Dr. Gary S. Donovitz, Biote’s founder, to resolve protracted and costly litigation. Under the terms of the agreement, Biote will repurchase all of his outstanding shares and paired interests over three years at an average price of $4.17 per share. We believe this repurchase will be accretive to shareholder value. In addition, we recently announced that our board of directors approved a separate stock repurchase program for up to $20 million of our Class A common stock.

Ms. Weber continued, “As consumers prioritize their health and well-being, we continue to effectively address the large and underserved market for hormone optimization. In February, we began the phased launch of our new BioteRx hormone and therapeutic wellness products in the areas of body composition, sexual health and preventive wellness. Initial provider feedback has been positive, strengthening our conviction in the growth opportunity in front of us. We remain focused on accelerating the number of Biote-certified practitioners and further expanding our evidence-based product offerings to promote positive health outcomes for our patients.”

2023 Fourth Quarter Financial Review

(All financial result comparisons made are against the prior-year period unless otherwise noted)

Revenue for the fourth quarter of 2023 was $45.7 million, an increase of 2.7% from $44.5 million for the fourth quarter of 2023. The increase in revenue was driven by procedure revenue growth of 6.6%, partially offset by a decline in dietary supplement revenue of 14.6%. As expected, fourth quarter dietary supplement revenue decreased, primarily as a result of one of the Company’s larger dietary supplement distributors exiting the nutraceutical business during the quarter.

Gross profit margin for the fourth quarter of 2023 was 69.4% compared to 65.3% for the fourth quarter of 2022. The increase in gross profit margin was primarily due to product mix and effective cost management.

Operating income for the fourth quarter of 2023 was $5.5 million, compared to $7.3 million for the fourth quarter of 2022. Operating income in the fourth quarter of 2023 decreased as growth in revenue and improved gross profit were more than offset by higher expenses, primarily for professional services.

Net income for the fourth quarter of 2023 was $12.1 million, representing a margin of 26.4%, and diluted earnings per share attributable to biote Corp. stockholders of $0.18, compared to net income of $12.8 million, representing a margin of 28.8%, and diluted earnings per share attributable to biote Corp. stockholders of $0.18, for the fourth quarter of 2022. Net income for the fourth quarter of 2023 and 2022 included a gain of $5.4 million and $6.9 million, respectively, due to a change in the fair value of the earnout liability. Additionally, net income for the fourth quarter of 2022 included a gain of $0.6 million due to a change in the fair value of the warrant liability.

Adjusted EBITDA for the fourth quarter of 2023 was $13.6 million, with an Adjusted EBITDA margin of 29.7%, compared to Adjusted EBITDA of $13.1 million, with an Adjusted EBITDA margin of 29.5% for the fourth quarter of 2022.

2023 Full Year Financial Review

(All financial result comparisons made are against the prior year unless otherwise noted)

Revenue for 2023 was $185.4 million, an increase of 12.4% from $165.0 million in 2022. The increase was driven by growth in both procedure revenue and dietary supplements revenue.

Gross profit margin for 2023 was 68.8% compared to 66.9% for 2022. The increase in gross profit margin was primarily due to product mix and effective cost management.

Operating income for 2023 was $28.7 million, compared to an operating loss of $(60.7) million for 2022. Operating income in 2023 included $9.1 million in stock compensation expense, $8.5 million in legal and settlements expense unrelated to on-going business and $6.1 million in transaction-related, merger and acquisition and other costs. Excluding these costs, operating income would have been $52.4 million in 2023. Operating loss in 2022 included $82.2 million in stock compensation expense, $4.2 million in legal and settlements expense unrelated to on-going business and $22.3 million in transaction-related and other costs. Excluding these costs, operating income would have been $48.0 million in 2022.

Net loss for 2023 was $(2.8) million, representing a margin of (1.5)%, and diluted earnings per share attributable to biote Corp. stockholders of $0.13, compared to net income of $1.3 million, representing net income margin of 0.8%, and diluted loss per share attributable to biote Corp. shareholders of $(0.12) in 2022.

Adjusted EBITDA for 2023 was $55.3 million, with an Adjusted EBITDA margin of 29.8% compared to Adjusted EBITDA of $50.1 million, with an Adjusted EBITDA margin of 30.4% for 2022.

2024 Financial Outlook

“As we continue to execute on our strategy, we are forecasting solid financial performance in 2024, with an expectation for stronger revenue growth in the back half of the year.” concluded Ms. Weber.

($ in millions)	2024 Guidance Ranges
Revenue	$200-$204
Adjusted EBITDA[1]	$60-$63

The Company’s 2024 financial guidance includes: (i) procedure revenue growth in the first half of 2024 similar to that of the second half of 2023 with improved growth in the back half of 2024; (ii) a return to nutraceutical revenue growth in the second half of 2024; (iii) expected modest contributions from new therapeutic wellness products; and (iv) a second-half margin contribution from the anticipated impact of the acquisition of Asteria Health.

First half 2024 consolidated year-on-year revenue growth is expected to be in the low-single digits, with significant improvement expected in the second half of 2024. Total revenue growth in the first half of 2024 is expected to be impacted by the transition in the nutraceutical distribution channel and timing of seasonal promotions.

[1]	Please see “Forward-Looking Non-GAAP Financial Measures” below for additional information about forward-looking Adjusted EBITDA.

Conference Call:

Biote management will host a conference call to review these results and provide a business update beginning at 5:00 p.m. ET on Tuesday, March 12, 2024. To access the conference call by telephone, please dial (844) 481-2820 (U.S toll-free) or (412) 317-0679 (International). To access a live webcast of the call, interested parties may use the following link: Biote Fourth Quarter 2023 Earnings Conference Call. A replay of the webcast will be available on the Events page of the Biote Investor Relations website, at ir.biote.com, shortly after the event concludes.

Discussion of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, Biote has disclosed Adjusted EBITDA, a non-GAAP financial measure that it calculates as net income before interest, taxes and depreciation and amortization, further adjusted to exclude stock-based compensation, litigation expenses, legal settlements, transaction-related expenses, merger and acquisition expenses, fair value adjustments to certain equity instruments classified as liabilities and other expenses. Below we have provided a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We present Adjusted EBITDA and Adjusted EBITDA margin because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determine payments under compensation programs. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements of our assets;

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA and Adjusted EBITDA margin are subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. A reconciliation is provided in the financial statement tables included below in this press release for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income and our other GAAP results.

Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of certain information needed to calculate reconciling items. For example, the Company has not included a reconciliation of projected Adjusted EBITDA to GAAP net income (loss), which is the most directly comparable GAAP measure, for the periods presented in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict including, but not limited to, share-based compensation expense, income taxes, due diligence expenses and legal expenses. Due to the variability, complexity and limited visibility of the adjusting items that would be excluded from projected Adjusted EBITDA in future periods, management does not forecast them for internal use and therefore cannot create a quantitative projected Adjusted EBITDA to GAAP net income (loss) reconciliation for the periods presented without unreasonable efforts. A quantitative reconciliation of projected Adjusted EBITDA to GAAP net income (loss) for the periods presented would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between projected Adjusted EBITDA to GAAP net income (loss) for the periods presented will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, share-based compensation expense, income taxes, due diligence expenses and legal expenses. The timing and amount of any of these excluded items could significantly impact the Company’s GAAP net income (loss) for a particular period. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.

About Biote

Biote is transforming healthy aging through innovative, personalized hormone optimization and therapeutic wellness solutions delivered by Biote-certified medical providers. Biote trains practitioners to identify and treat early indicators of aging conditions, an underserved global market, providing affordable symptom relief for patients and driving clinic success for practitioners.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: the potential that our acquisition of Asteria Health is not consummated; the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; the impact of strategic acquisitions and the implementation of our growth strategies; our limited operating history; our ability to protect our intellectual property; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors, including recent bank failures; and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the Biote’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 and other documents filed by Biote from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

Financial Tables

Biote Corp.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$89,002	$79,231
Accounts receivable, net	6,809	6,948
Inventory, net	17,307	11,183
Other current assets	9,225	3,816

Total current assets	122,343	101,178
Property and equipment, net	1,218	1,504
Capitalized software, net	4,973	5,073
Operating lease right-of-use assets	1,877	2,052
Deferred tax asset	24,884	1,838

Total assets	$155,295	$111,645

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,155	$4,112
Accrued expenses	8,497	6,274
Term loan, current	6,250	6,250
Deferred revenue, current	3,002	1,965
Operating lease liabilities, current	311	165

Total current liabilities	22,215	18,766
Term loan, net of current portion	106,630	112,086
Deferred revenue, net of current portion	1,322	926
Operating lease liabilities, net of current portion	1,680	1,927
TRA liability	18,894	—
Warrant liability	—	4,104
Earnout liability	41,100	32,110

Total liabilities	191,841	169,919
Commitments and contingencies
Stockholders’ Deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued or outstanding as of December 31, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value, 600,000,000 shares authorized; 35,842,383 and 11,242,887 shares issued, 34,254,883 and 9,655,387 shares outstanding as of December 31, 2023 and December 31, 2022, respectively	3	1
Class V voting stock, $0.0001 par value, 100,000,000 shares authorized; 38,819,066 and 58,565,824 shares issued, 28,819,066 and 48,565,824 shares outstanding as of December 31, 2023 and December 31, 2022, respectively	3	5
Additional paid-in capital	—	—
Accumulated deficit	(29,391)	(44,460)
Accumulated other comprehensive loss	(12)	(5)

biote Corp.’s stockholders’ deficit	(29,397)	(44,459)
Noncontrolling interest	(7,149)	(13,815)

Total stockholders’ deficit	(36,546)	(58,274)

Total liabilities and stockholders’ deficit	$155,295	$111,645

Biote Corp.

Consolidated Statements of Operations

(In Thousands, except per share values)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue:
Product revenue	$44,935	$44,012	$182,573	$163,133
Service revenue	768	473	2,787	1,824

Total revenue	45,703	44,485	185,360	164,957
Cost of revenue
Cost of products	13,157	14,599	54,246	51,990
Cost of services	848	825	3,631	2,585

Cost of revenue	14,005	15,424	57,877	54,575
Selling, general and administrative	26,190	21,758	98,826	171,104

Income (loss) from operations	5,508	7,303	28,657	(60,722)
Other income (expense), net:
Interest expense, net	(1,542)	(1,569)	(6,363)	(4,047)
Gain (loss) from change in fair value of warrant liability	—	575	(13,411)	5,127
Gain (loss) from change in fair value of earnout liability	5,370	6,930	(8,990)	61,770
Loss from extinguishment of debt	—	—	—	(445)
Other income (expense)	(2)	6	(16)	29

Total other income (expense), net	3,826	5,942	(28,780)	62,434

Income (loss) before provision for income taxes	9,334	13,245	(123)	1,712
Income tax (benefit) expense	(2,744)	436	2,682	388

Net income (loss)	12,078	12,809	(2,805)	1,324
Less: Net income (loss) attributable to noncontrolling interest	4,344	11,187	(6,121)	2,293

Net income (loss) attributable to biote Corp. stockholders	$7,734	$1,622	$3,316	$(969)

Other comprehensive income (loss):
Foreign currency translation adjustments	—	(1)	8	(1)

Other comprehensive income (loss)	—	(1)	8	(1)

Comprehensive income (loss)	$12,078	$12,808	$(2,797)	$1,323

Net income (loss) per common share
Basic	$0.23	$0.19	$0.13	$(0.12)
Diluted	$0.18	$0.18	$0.13	$(0.12)
Weighted average common shares outstanding
Basic	33,982,258	8,703,533	25,709,343	8,059,371
Diluted	63,352,513	58,750,051	25,709,343	8,059,371

Biote Corp.

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Year Ended December 31,
	2023	2022
Operating Activities
Net income (loss)	$(2,805)	$1,324
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,994	2,199
Bad debt expense (recoveries)	663	(155)
Amortization of debt issuance costs	794	589
Write-off of capitalized software	313	—
(Benefit from) provision for obsolete inventory	(26)	140
Non-cash lease expense	499	240
Shares issued in settlement of litigation	1,199	—
Non-cash sponsor share transfers	—	7,216
Non-cash fees under SEPA	—	119
Share-based compensation expense	9,057	82,180
(Gain) loss from change in fair value of warrant liability	13,411	(5,127)
(Gain) loss from change in fair value of earnout liability	8,990	(61,770)
Loss from extinguishment of debt	—	445
Deferred income taxes	721	(743)
Changes in operating assets and liabilities:
Accounts receivable	(505)	(1,562)
Inventory	(6,098)	(1,708)
Other current assets	(5,418)	(2,284)
Accounts payable	(165)	416
Deferred revenue	1,433	384
Accrued expenses	2,223	(30,841)
Operating lease liabilities	(397)	(219)

Net cash provided by (used in) operating activities	26,883	(9,157)
Investing Activities
Purchases of property and equipment	(359)	(333)
Purchases of capitalized software	(2,354)	(1,505)

Net cash used in investing activities	(2,713)	(1,838)
Financing Activities
Proceeds from the business combination	—	12,282
Principal repayments on term loan	(6,250)	(4,375)
Borrowings on term loan	—	125,000
Extinguishment of Bank of America term loan	—	(36,250)
Debt issuance costs	—	(4,036)
Settlement of phantom equity rights	—	(7,250)
Settlement of RSUs	—	(424)
Proceeds from exercise of stock options	420	—
Issuance of stock under purchase plan	144	—
Distributions	(8,694)	(12,886)
Capitalized transaction costs	—	(8,341)
Proceeds from issuance of shares under SEPA	—	442
SEPA transaction costs	—	(702)

Net cash provided by (used in) financing activities	(14,380)	63,460
Effect of exchange rate changes on cash and cash equivalents	(19)	—

Net increase in cash and cash equivalents	9,771	52,465
Cash and cash equivalents at beginning of period	79,231	26,766

Cash and cash equivalents at end of period	$89,002	$79,231

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$9,476	$4,426
Cash paid for income taxes	$4,426	$282
Non-cash investing and financing activities
Capital expenditures and capitalized software included in accounts payable	$208	$49
Non-cash SEPA transaction costs	$—	$119

Biote Corp.

Reconciliation of Adjusted EBITDA to Net (Loss) Income

(In Thousands)

(Unaudited)

The following table presents a reconciliation of net income to Adjusted EBITDA, as well as the calculation of net income (loss) margin and Adjusted EBITDA margin, for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net income (loss)	$12,078	$12,809	$(2,805)	$1,324
Interest expense, net	1,542	1,569	6,363	4,047
Income tax (benefit) expense	(2,744)	436	2,682	388
Depreciation and amortization	1,510	555	2,994	2,199
Loss from extinguishment of debt(1)	—	—	—	445
Share-based compensation expense(2)	1,997	2,164	9,057	82,180
Litigation expenses-former owner(3)	1,963	1,819	6,770	3,603
Litigation-other(4)	153	—	633	477
Legal settlement (gain) loss(5)	(200)	—	1,048	88
Transaction-related expenses(6)	32	978	2,118	21,627
Other expenses(7)	525	293	1,174	646
Merger and acquisition expenses(8)	2,088	—	2,821	—
(Gain) loss from change in fair value of warrant liability	—	(575)	13,411	(5,127)
(Gain) loss from change in fair value of earnout liability	(5,370)	(6,930)	8,990	(61,770)

Adjusted EBITDA	$13,574	$13,118	$55,256	$50,127

Total revenue	$45,703	$44,485	$185,360	$164,957
Net income (loss) margin(9)	26.4%	28.8%	-1.5%	0.8%
Adjusted EBITDA margin(10)	29.7%	29.5%	29.8%	30.4%

(1)	Represents unamortized debt issuance costs of $0.4 million charged to extinguishment of debt upon full repayment of the Company’s credit agreement with Bank of America.
(2)

Represents employee compensation expense associated with equity-based stock awards. This includes expense associated with equity incentive instruments including phantom stock awards, stock options and restricted stock units.

(3)	Represents legal expenses to defend the Company against claims asserted by the Company’s former owner.
(4)	Represents litigation expenses other than those incurred in connection with claims asserted by the Company’s former owner that are not related to the Company’s ongoing business.
(5)	Represents settlements of legal matters.
(6)

Represents transaction costs including professional services fees of $0.03 million and $1.0 million for the three and twelve months ended December 31, 2023, respectively, and legal fees of $0.9 million and filing fees of $0.2 million for the year ended December 31, 2023, each of which were incurred in connection with the filing of, and transactions contemplated by, the Company’s securities offerings. For the three and twelve months ended December 31, 2022, this amount represents transaction costs including legal fees of $0.4 million and $4.8 million, respectively, professional services fees of $0.2 million and $4.0 million, respectively and filing fees of $0.2 million and $0.4 million, respectively and consulting fees of $0.2 million, share redemption costs of $7.2 million and transaction bonuses of $4.2 million. Each of these transaction costs were incurred in connection with the Business Combination that occurred during the year ended December 31, 2022.

(7)

Represents executive severance costs of $0.5 million and $0.8 million, for the three and twelve months ended December 31, 2023, respectively, and costs related to recruiting executive level management, including the Chief Commercial Officer of $0.2 million, legal fees of $0.1 million and professional services fees of $0.1 million associated with the restatement of the Company’s financial statements for the quarters ended June 30, 2022 and September 30, 2022 and a realized foreign currency loss of less than $0.02 million for the year ended December 31, 2023. For the three and twelve months ended December 31, this amount represents executive severance costs of $0.1 million and $0.4 million respectively, and private air transportation expense incurred by the Company’s previous controlling stockholder of $0.2 million, expenses related to the transition of the CEO and CFO of $0.07 million and a realized foreign currency gain of $0.03 million for the year ended December 31, 2022.
(8)

Represents professional fees of $0.5 million and $0.6 million, consulting fees of $0.1 million and $0.4 million and legal fees of $1.4 million and $1.8 million for the three and twelve months ended December 31, 2023 all of which were associated with strategic opportunities to expand the business.

(9)	Net income (loss) margin is defined as net income (loss) divided by total revenue.
(10)	Adjusted EBITDA margin is defined as adjusted EBITDA divided by total revenue.

Investor Relations:

Eric Prouty

AdvisIRy Partners

eric.prouty@advisiry.com

Media:

Press@biote.com